Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
October 24, 2016	CONTACT BEN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES INCREASED EARNINGS FOR NINE AND THREE MONTHS

ENDED SEPTEMBER 30, 2016

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported an earnings increase of 17.0% for the nine months ended September 30, 2016, compared to the same period for 2015. For the three months ended September 30, 2016, the Bancorp’s earnings increased by 21.2%, compared to the same period for 2015. At September 30, 2016, the Bancorp’s assets totaled $900.9 million, an increase of 4.2% for the current nine-month period.

Net income totaled $6.8 million for the nine months ended September 30, 2016, compared to $5.8 million for the nine months ended September 30, 2015. The net income of $6.8 million for the nine months ended September 30, 2016, represent $2.38 earnings per basic and diluted share. For the first nine months of 2016, the return on average assets (ROA) was 1.03% and the return on average equity (ROE) was 10.63%.

Net income totaled $2.3 million for the three months ended September 30, 2016, compared to $1.9 million for the three months ended September 30, 2015. The net income of $2.3 million for the three months ended September 30, 2016, represent $0.81 earnings per basic and diluted share. For the third quarter of 2016, the return on average assets (ROA) was 1.03% and the return on average equity (ROE) was 10.67%.

“The Bank’s management team continues to get great results, and has demonstrated its ability to deliver strong, consistent performance through the first nine months of 2016. This shows the value of two fully-integrated acquisitions and how skillfully the Bank managed the process while continuing to grow organically. This quarter’s results offer further proof of our ability to perform and grow consistent with our strategic plan,” said Benjamin Bochnowski, president and chief executive officer.

“We continue to be the financial partner of choice in the local community. Our wealth management assets are at an all-time high. Our mortgage team is capturing local demand in housing, reflected by strong mortgage origination volume. We are also a market leader in commercial loan originations, which supports our continued leadership in core deposits,” he continued.

“The Bancorp’s strong increase in net income for 2016 reflects management’s focus on effective balance sheet management and pricing discipline. For the current nine-month period, net interest income has increased by 11.8%, resulting in a net interest margin of 3.86%. Driving these result were loan originations totaling $246.4 million and core deposit growth of $35.4 million. In addition, the Bancorp’s earnings continue to be enhanced by its mortgage banking activity, as gains from loan sales has increased by 10.9%”, said Robert Lowry, chief financial officer.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $22.5 million for the nine months ended September 30, 2016, compared to $20.1 million for the nine months ended September 30, 2015, an increase of $2.4 million or 11.8%. The Bancorp’s net interest margin on a tax adjusted basis was 3.86% for the nine months ended September 30, 2016, compared to 3.80% for the nine months ended September 30, 2015. For the three months ended September 30, 2016, net interest income totaled $7.6 million, compared to $7.1 million for the three months ended September 30, 2015 for an increase of $482 thousand or 6.8%. The Bancorp’s net interest margin on a tax adjusted basis was 3.82% for the three months ended September 30, 2016, compared to 3.85% for the three months ended September 30, 2015. The Bancorp’s net interest income was positively impacted by strong balance sheet growth over the prior twelve months, as interest earning assets increased by $35.7 million or 4.4% since September 30, 2015. This increase was attributable to both organic growth and acquisition activity.

Noninterest Income

Noninterest income from banking activities totaled $5.7 million for the nine months ended September 30, 2016, compared to $5.3 million for the nine months ended September 30, 2015, an increase of $398 thousand or 7.5%. For the three months ended September 30, 2016, noninterest income from banking activities totaled $2.2 million, compared to $1.6 million for the three months ended September 30, 2015, an increase of $572 thousand or 35.4%. During 2016, the Bancorp has seen its noninterest income increase from banking services, along with increased gains from the sale of loans and securities. The increase in fees and service charges is the result of the Bancorp’s growing depository base. The increase in gains from the sale of loans is a result of increased demand. Current market conditions continued to provide opportunities to maintain securities cash flows, while recognizing gains from the sales of securities.

Noninterest Expense

Noninterest expense totaled $18.6 million for the nine months ended September 30, 2016, compared to $17.5 million for the nine months ended September 30, 2015, an increase of $1.1 million or 6.1%. For the three months ended September 30, 2016, noninterest expense totaled $6.5 million, compared to $6.2 million for the three months ended September 30, 2015, an increase of $323 thousand or 5.2%. The 2016 increase in noninterest expense is primarily related to the acquisition of another banking institution during the second half of 2015 and the establishment of a captive insurance subsidiary during the second quarter of 2016.

Lending

The Bancorp’s loan portfolio totaled $594.6 million at September 30, 2016, compared to $571.9 million at December 31, 2015, an increase of $22.7 million or 4.0%. During the first nine months of 2016, the Bancorp originated $246.4 million in new loans, an increase of $20.4 million or 9.0%, compared to the same period in 2015. During the nine months ended September 30, 2016, commercial, construction and government related loans increased by $27.8 million in the aggregate. During the nine months ended September 30, 2016, $42.1 million of newly originated fixed rate mortgage loans were sold into the secondary market resulting in gains of $1.1 million. The loan portfolio represents 70.4% of earning assets and is comprised of 64.8% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $240.1 million at September 30, 2016, compared to $233.4 million at December 31, 2015, an increase of $6.7 million or 2.9%. The securities portfolio represents 28.4% of earning assets and provides a consistent source of earnings to the Bancorp. Cash & cash equivalents totaled $16.6 million at September 30, 2016, compared to $11.5 million at December 31, 2015, an increase of $5.1 million. The increase in cash and cash equivalents mostly results from the growth in core deposits during 2016.

Funding

At September 30, 2016, core deposits totaled $555.8 million, compared to $520.4 million at December 31, 2015, an increase of $35.4 million or 6.8%. Core deposits include checking, savings, and money market accounts and represented 74.2% of the Bancorp’s total deposits at September 30, 2016. During the first nine months of 2016, balances for savings, money market and checking accounts all increased. The increase in core deposits is a result of management’s sales efforts along with customer preferences for short-term liquid investments in the current low interest rate environment. At September 30, 2016, balances for certificates of deposit totaled $192.6 million, compared to $194.5 million at December 31, 2015. In addition, at September 30, 2016, borrowings and repurchase agreements totaled $54.3 million, compared to $58.0 million at December 31, 2015, a decrease of $3.7 million of 6.4%.

Asset Quality

At September 30, 2016, non-performing loans totaled $5.5 million, compared to $5.6 million at December 31, 2015, a decrease of $92 thousand or 1.6%. The Bancorp’s ratio of non-performing loans to total loans was 0.92% at September 30, 2016, compared to 0.98% at December 31, 2015. In addition, the Bancorp’s ratio of non-performing assets to total assets was 0.87% at September 30, 2016, compared to 1.05% at December 31, 2015. The decrease in non-performing loans for 2016 is partially the result of the payoff of one non-accruing commercial real estate loan in the amount of $522 thousand, as well as the result of borrowers generally making more timely payments during the year.

For the nine months ended September 30, 2016, loan loss provisions totaled $846 thousand, while $585 thousand in provisions were recorded for the nine months ended September 30, 2015. For the three months ended September 30, 2016, loan loss provisions totaled $262 thousand, while $100 thousand in provisions were recorded for the three months ended September 30, 2015. The 2016 loan loss provisions were primarily related to increased loan originations and overall loan portfolio growth. Loan charge-offs, net of recoveries, totaled $295 thousand for the nine months ended September 30, 2016, compared to charge-offs, net of recoveries of $221 thousand for the nine months ended September 30, 2015. At September 30, 2016, the allowance for loan losses totaled $7.5 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.26% at September 30, 2016, compared to 1.22% at December 31, 2015. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 136.8% at September 30, 2016, compared to 124.7% at December 31, 2015.

Capital Adequacy

At September 30, 2016, shareholders’ equity stood at $87.2 million or 9.7% of total assets. The Bancorp’s regulatory capital ratios at September 30, 2016 were 14.0% for total capital to risk-weighted assets, 12.8% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 9.0% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $30.49 per share at September 30, 2016.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent bank holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 16 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, the Bancorp’s ability to successfully integrate the operations of recently acquired institutions, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report
Key Ratios	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2016	2015	2016	2015
Return on equity	10.67%	9.73%	10.63%	9.88%
Return on assets	1.03%	0.91%	1.03%	0.96%
Basic earnings per share	$0.81	$0.67	$2.38	$2.04
Diluted earnings per share	$0.81	$0.67	$2.38	$2.04
Yield on loans	4.45%	4.49%	4.48%	4.44%
Yield on security investments	2.43%	2.61%	2.50%	2.64%
Total yield on earning assets	3.86%	3.87%	3.90%	3.80%
Cost of deposits	0.24%	0.23%	0.24%	0.22%
Cost of borrowings	1.01%	0.91%	1.00%	0.98%
Total cost of funds	0.29%	0.28%	0.30%	0.27%
Net interest margin - tax equivalent	3.82%	3.85%	3.86%	3.80%
Noninterest income / average assets	0.97%	0.76%	0.86%	0.88%
Noninterest expense / average assets	2.90%	2.94%	2.81%	2.90%
Net noninterest margin / average assets	-1.93%	-2.18%	-1.95%	-2.02%
Efficiency ratio	67.05%	71.44%	66.01%	69.00%
Effective tax rate	21.32%	19.62%	21.96%	20.13%
Dividend declared per common share	$0.28	$0.27	$0.83	$0.79

	September 30,
	2016	December 31,
	(Unaudited)	2015
Net worth / total assets	9.68%	9.35%
Book value per share	$30.49	$28.37
Non-performing assets to total assets	0.87%	1.05%
Non-performing loans to total loans	0.92%	0.98%
Allowance for loan losses to non-performing loans	136.79%	124.66%
Allowance for loan losses to loans outstanding	1.26%	1.22%
Foreclosed real estate to total assets	0.12%	0.18%

Consolidated Statements of Income	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2016	2015	2016	2015
Interest income:
Loans	$6,664	$6,084	$19,654	$16,992
Securities & short-term investments	1,505	1,541	4,581	4,580
Total interest income	8,169	7,625	24,235	21,572
Interest expense:
Deposits	445	408	1,315	1,087
Borrowings	142	117	444	378
Total interest expense	587	525	1,759	1,465
Net interest income	7,582	7,100	22,476	20,107
Provision for loan losses	262	100	846	585
Net interest income after provision for loan losses	7,320	7,000	21,630	19,522
Noninterest income:
Fees and service charges	763	729	2,143	2,072
Wealth management operations	423	449	1,280	1,265
Gain on sale of loans held-for-sale, net	579	276	1,120	1,010
Gain on sale of securities, net	283	32	700	562
Increase in cash value of bank owned life insurance	118	117	354	327
Gain on sale of foreclosed real estate, net	6	-	80	24
Other	15	12	18	37
Total noninterest income	2,187	1,615	5,695	5,297
Noninterest expense:
Compensation and benefits	3,901	3,372	10,534	9,743
Occupancy and equipment	900	938	2,768	2,724
Data processing	343	322	1,005	950
Federal deposit insurance premiums	135	124	403	367
Marketing	108	132	352	390
Other	1,161	1,337	3,533	3,354
Total noninterest expense	6,548	6,225	18,595	17,528
Income before income taxes	2,959	2,390	8,730	7,291
Income tax expenses	631	469	1,917	1,468
Net income	$2,328	$1,921	$6,813	$5,823

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	September 30,
	2016	December 31,	Change	Mix
	(Unaudited)	2015	%	%
Total assets	$900,889	$864,893	4.2%	n/a
Cash & cash equivalents	16,561	11,533	43.6%	n/a
Securities - available for sale	240,050	233,350	2.9%	n/a

Loans receivable:
Construction and land development	$42,983	$41,524	3.5%	7.2%
1-4 first liens	174,472	179,527	-2.8%	29.3%
Multifamily	46,511	45,524	2.2%	7.8%
Commercial real estate	191,312	172,741	10.8%	32.2%
Commercial business	75,572	68,757	9.9%	12.7%
1-4 Junior Liens	942	1,065	-11.5%	0.2%
HELOC	30,540	29,880	2.2%	5.1%
Lot loans	2,553	3,283	-22.2%	0.4%
Consumer	732	535	36.8%	0.1%
Government and other	29,014	29,062	-0.2%	4.9%
Total loans	$594,631	$571,898	4.0%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$107,917	$100,031	7.9%	14.4%
Interest bearing checking	150,389	147,585	1.9%	20.1%
Savings	125,921	118,453	6.3%	16.8%
Money market	171,560	154,316	11.2%	22.9%
Total core deposits	555,787	520,385	6.8%	74.2%
Certificates of deposit	192,573	194,490	-1.0%	25.8%
Total deposits	$748,360	$714,875	4.7%	100.0%

Borrowings	$54,295	$58,001	-6.4%
Stockholder's equity	87,212	80,909	7.8%

Asset Quality	September 30,
(Dollars in thousands)	2016	December 31,	Change
	(Unaudited)	2015	%
Nonaccruing loans	$4,866	$5,201	-6.4%
Accruing loans delinquent more than 90 days	620	377	64.5%
Securities in non-accrual	1,372	1,912	-28.2%
Foreclosed real estate	1,123	1,590	-29.4%
Total nonperforming assets	$7,981	$9,080	-12.1%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$477	$356	34.0%
ALL general allowances for loan portfolio	7,027	6,597	6.5%
Total ALL	$7,504	$6,953	7.9%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$-	$522	-100.0%
Nonaccruing troubled debt restructurings, compliant (2)	-	-	0.0%
Accruing troubled debt restructurings	1,952	4,493	-56.6%
Total troubled debt restructurings	$1,952	$5,015	-61.1%

(1)	"non-compliant" refers to not being within the guidelines of the restructuring agreement
(2)	included in nonaccruing loan balances presented above

Capital Adequacy (Bancorp and Bank)	At September 30,
	2016
	Actual Ratio	Required
	(Unaudited)	To Be Well Capitalized

Common equity tier 1 capital to risk-weighted assets	12.8%	6.5%
Tier 1 capital to risk-weighted assets	12.8%	8.0%
Total capital to risk-weighted assets	14.0%	10.0%
Tier 1 capital to adjusted average assets	9.0%	5.0%